March 1, 2013

Securities and Exchange Commission 100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by the Litman Gregory Funds Trust (Commission File Number 811-07763) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the N-SAR of the Litman Gregory Funds Trust dated March 1, 2013. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

 cc: Mr. John Coughlan, Litman Gregory Fund Advisors, LLC

PricewaterhouseCoopers LLP, Three Embarcadero Center, San Francisco, CA 94111-4004
T: (415) 498 5000, F: (415) 498 7100, www.pwc.com/us